OrthoPediatrics Corp. Reports Fourth Quarter and Full Year 2022 Financial Results

Fourth Quarter 2022 Revenue Increased 25% Year-over-Year
Full Year 2022 Revenue Increased 25% Year-over-Year

WARSAW, Ind., February 28, 2023 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, announced today its financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter and Full Year 2022 & Recent Business Highlights
•Helped nearly 17,000 children in the fourth quarter 2022 and approximately 70,000 for full year 2022, bringing the total to more than 630,000 since the inception of OrthoPediatrics when combined with MD Orthopaedics ("MD Ortho") and Pega Medical
•Generated total revenue of $31.0 million for fourth quarter 2022, up 25% from $24.8 million in fourth quarter 2021; domestic revenue increased 15% and international revenue increased 67% in 2022
•Generated record total annual revenue of $122.3 million for full year 2022, up 25% from $98.0 million in 2021; domestic revenue increased 19% and international revenue increased 47% in 2022
•Improved full year 2022 adjusted EBITDA to positive $0.2 million compared to negative $0.2 million in 2021
•Published environmental, social, and governance (“ESG”) summary report highlighting several key accomplishments in 2022
•Reiterated full year 2023 revenue guidance to be in a range of just over $146.0 million to $149.0 million, representing growth of 20% to 22% compared to 2022

“Once again OrthoPediatrics produced record revenue and growth in excess of 20% continuing a trend that has been ongoing since our inception, excluding the pandemic ridden 2020. More specifically, we made key strides in attracting new users and gaining share within our core businesses, both domestically and abroad, while also capitalizing on the synergies from our two Trauma & Deformity acquisitions, MD Orthopaedics and Pega Medical,” commented David Bailey, President & CEO of OrthoPediatrics. “Looking ahead, we remain dedicated to surrounding surgeons with the most comprehensive portfolio of pediatric orthopedic solutions and helping more kids than ever before. We are excited about our growth prospects and are confident we can improve our profitability in 2023.”

Fourth Quarter and Full Year 2022 Financial Results
Total revenue for the fourth quarter of 2022 was $31.0 million, a 25% increase compared to $24.8 million for the same period last year. The increase in revenue in the fourth quarter of 2022 includes $4.1 million of revenue contribution from MD Ortho and Pega Medical. Excluding MD Ortho and Pega Medical, fourth quarter organic revenue growth was approximately 8% compared to the prior year period. U.S. revenue for the fourth quarter of 2022 was $22.7 million, a 15% increase compared to $19.9 million for the same period last year, representing 73% of total revenue. The increase in revenue in the fourth quarter of 2022 was driven primarily by organic growth across Scoliosis and Trauma and Deformity as well as the addition of MD Ortho and Pega Medical. International revenue for the fourth quarter of 2022 was $8.3 million, a 67% increase compared to $5.0 million for the same period last year, representing 27% of total revenue. Growth in the quarter was primarily driven by increased volumes, increased set sales to international stocking distributors in Scoliosis and Trauma and Deformity, as well as the addition of MD Ortho and Pega Medical.

Total revenue for the full year 2022 was $122.3 million, a 25% increase compared to $98.0 million in 2021. The increase in revenue for the full year 2022 includes $11.1 million of revenue contribution from MD Ortho and Pega Medical. Excluding acquisitions, full year organic revenue growth was approximately 13% compared to the prior year period. Full year U.S. revenue was $92.4 million, a 19% increase compared to $77.8 million in 2021, representing 76% of total revenue. International revenue for the full year 2022 was $29.9 million, a 47% increase compared to $20.3 million in 2021, representing 24% of total revenue.

Trauma and Deformity revenue for the fourth quarter of 2022 was $22.1 million, a 34% increase compared to $16.5 million for the same period last year. Revenue was driven by organic growth from cannulated screws, PNP | Femur system, and Orthex systems as well as non-organic revenue from MD Ortho and Pega Medical of $4.1 million. Scoliosis revenue was $8.0 million, a 12% increase compared to $7.2 million for the fourth quarter of 2021. Scoliosis growth was driven primarily by increased sales of our RESPONSE™ fusion system, ApiFix non-fusion system, and 7D Surgical FLASH Navigation Platform sales and pull-through as well as increased set sales to international stocking distributors. Sports Medicine/Other revenue for the fourth quarter of 2022 was $0.9 million, a 22% decrease compared to $1.1 million for the same period last year.

Trauma and Deformity revenue for the full year 2022 was $85.1 million, a 29% increase compared to $65.8 million in 2021. Scoliosis revenue for the full year 2022 was $33.4 million, a 19% increase compared to $28.0 million in 2021. Sports Medicine/Other revenue for the full year 2022 was $3.8 million, a 9% decrease compared to $4.2 million in 2021.

Gross profit for the fourth quarter of 2022 was $21.2 million, a $3.1 million increase compared to $18.1 million for the same period last year. Gross profit margin for the fourth quarter of 2022 was 68.5%, compared to 72.9% for the same period last year. For the full year 2022, gross profit margin was 74.1%, compared to 74.9% in 2021. The decrease in gross profit margin was driven primarily by increased set sales to international stocking distributors coupled with unfavorable impacts related to respiratory illnesses.

Total operating expenses for the fourth quarter of 2022 were $29.5 million, a $5.9 million increase compared to $23.6 million for the same period last year. Full year operating expenses were $116.1 million, a 27% increase compared to $91.4 million in 2021. The increase was mainly driven by the addition of MDO and Pega Medical as well as incremental personnel required to support the growth of the company.

Sales and marketing expenses increased $1.0 million, or 10%, to $10.9 million in the fourth quarter of 2022. For the full year 2022, sales and marketing expense increased $5.4 million, or 14%, to $45.1 million. The increase was driven primarily by increased sales commission expenses coupled with the addition of recent acquisitions.

General and administrative expenses increased $4.5 million, or 37%, to $16.6 million in the fourth quarter of 2022. For the full year 2022, general and administrative expense increased $13.3 million of 29% to $59.4 million. The increase was driven primarily by the addition of personnel and resources to support the continued expansion of the business and an increase in legal expenses associated with recent acquisitions.

Total other income was $0.4 million for the fourth quarter of 2022, compared to $5.4 million for the same period last year, and was $21.7 million for 2022 compared to $0.6 million for 2021. In the fourth quarter of 2022, we realized a $0.5 million fair value adjustment benefit compared to a $5.5 million benefit for the fourth quarter of 2021. For 2022, fair value adjustment of contingent consideration was a benefit of $25.9 million compared to a $1.8 million benefit for 2021.

Net loss for the fourth quarter of 2022 was $7.8 million, compared to a $0.1 million net income for the same period last year. Net loss per share for the period was $0.35 per basic share and diluted share, compared to $0.00 per basic and diluted share for the same period last year. Adjusted EBITDA for the fourth quarter of 2022 was a loss of $2.2 million as compared to a loss of $0.6 million for the fourth quarter of 2021.

Net income for the full year 2022 was $1.3 million, compared to a $16.3 million net loss for the same period last year. Net income per share for the period was $0.06 per basic share and diluted share, compared to $0.84 loss per basic and diluted share for the same period last year. Adjusted EBITDA for the full year 2022 was a gain of $0.2 million compared to a loss of $0.2 million for the full year 2021. See below for additional information and a reconciliation of non-GAAP financial information.

Weighted average diluted shares outstanding for the three months ended December 31, 2022 was 22,473,716 shares.

As of December 31, 2022, cash, short-term investments and restricted cash were $119.8 million compared to $121.6 million and $54.9 million as of September 30, 2022 and December 31, 2021, respectively, with no balance outstanding under the $50.0 million line of credit.

Full Year 2023 Financial Guidance
For full year 2023, the Company expects its revenue to be in the range of just over $146.0 million to $149.0 million, representing growth of 20% to 22% over 2022 revenue. The guidance assumes roughly $5.0 million of combined revenue contribution from MD Ortho and Pega Medical before the acquisitions become organic on their anniversaries. The Company also expects its annual set deployment to be approximately $25.0 million and expects to generate $3.0 million to $4.0 million of adjusted EBITDA for full year 2023.

Conference Call
OrthoPediatrics will host a conference call on Wednesday, March 1, 2023, at 8:00 a.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to COVID-19, the impact such pandemic may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 1, 2023, as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures such as organic revenue, adjusted diluted earnings (loss) per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Sales on an organic basis excludes from our reported net revenue growth the impacts of revenue from any acquired business that have been owned for less than one year. We believe that providing the non-GAAP organic revenue is useful as a way to measure and evaluate our underlying performance consistently across the periods presented. Adjusted earnings (loss) per share in this press release represents diluted earnings (loss) per share on a GAAP basis, plus the accreted interest attributable to acquisition installment payables, the fair value adjustment of contingent consideration, trademark impairment, acquisition related costs, non-recurring professional fees, accrued legal settlement costs and minimum purchase commitment costs. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions and the non-recurring professional fees are related to our response to a previously disclosed SEC review. We believe that providing the non-GAAP diluted earnings (loss) per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other expense, provision for income taxes (benefit), depreciation and amortization, trademark impairment, stock-based compensation expense, fair value adjustment of contingent consideration, acquisition related costs, nonrecurring professional fees, accrued legal settlements costs, and the cost of minimum purchase commitments. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP diluted earnings (loss) per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of reported GAAP net revenue to non-GAAP organic revenue, GAAP diluted earnings (loss) per share to non-GAAP diluted earnings (loss) and net loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 46 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 70 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share Data)

	December 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash	$8,991	$7,641
Restricted cash	1,471	1,365
Short term investments	109,299	45,902
Accounts receivable - trade, less allowance for doubtful accounts of $1,056 and $347, respectively	24,800	17,942
Inventories, net	78,192	57,569
Prepaid expenses and other current assets	3,966	3,229
Total current assets	226,719	133,648

Property and equipment, net	34,286	28,515

Other assets:
Amortizable intangible assets, net	64,980	55,494
Goodwill	86,821	72,349
Other intangible assets	14,921	14,268
Total other assets	166,722	142,111

Total assets	$427,727	$304,274

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	11,150	9,325
Accrued compensation and benefits	6,744	5,351
Current portion of long-term debt with affiliate	144	137
Current portion of acquisition installment payable	7,815	12,862
Other current liabilities	5,018	2,040
Total current liabilities	30,871	29,715

Long-term liabilities:
Long-term debt with affiliate, net of current portion	763	907
Acquisition installment payment, net of current portion	8,019	14,309
Contingent consideration	2,980	28,910
Deferred income taxes	5,954	4,771
Other long-term liabilities	492	293
Total long-term liabilities	18,208	49,190

Total liabilities	49,079	78,905

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 22,877,962 shares and 19,677,214 shares issued as of December 31, 2022 and December 31, 2021, respectively	6	5
Additional paid-in capital	560,810	394,899
Accumulated deficit	(176,768)	(178,026)
Accumulated other comprehensive income	(5,400)	8,491
Total stockholders' equity	378,648	225,369

Total liabilities and stockholders' equity	$427,727	$304,274

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net revenue	$30,994	$24,813	$122,289	$98,049
Cost of revenue	9,770	6,732	31,629	24,646
Gross profit	21,224	18,081	90,660	73,403

Operating expenses:
Sales and marketing	10,945	9,986	45,053	39,673
General and administrative	16,554	12,048	59,383	46,061
Trademark impairment	—	—	3,609	—
Legal settlement expense	—	—	—	150
Research and development	2,034	1,608	8,014	5,543
Total operating expenses	29,533	23,642	116,059	91,427

Operating loss	(8,309)	(5,561)	(25,399)	(18,024)

Other expenses:
Interest expense, net	(61)	396	2,424	2,247
Fair value adjustment of contingent consideration	(480)	(5,510)	(25,930)	(1,800)
Other income	129	(281)	1,796	(1,083)
Total other expenses	(412)	(5,395)	(21,710)	(636)

Income (loss) before income taxes	$(7,897)	$(166)	(3,689)	(17,388)
Provision for income taxes (benefit)	(48)	(238)	(4,947)	(1,128)
Net income (loss)	$(7,849)	$72	$1,258	$(16,260)
Weighted average shares outstanding
Basic	22,473,716	19,304,238	20,704,556	19,268,255
Diluted	22,473,716	19,304,238	20,947,727	19,268,255
Net income (loss) per share
Basic	$(0.35)	$—	$0.06	$(0.84)
Diluted	$(0.35)	$—	$0.06	$(0.84)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)(In Thousands)

	Twelve Months Ended December 31,
	2022	2021
OPERATING ACTIVITIES
Net income (loss)	$1,258	$(16,260)
Adjustments to reconcile net loss to net cash used in operating activities:
Trademark impairment	3,609	—
Depreciation and amortization	13,099	10,680
Stock-based compensation	6,679	5,842
Fair value adjustment of contingent consideration	(25,930)	(1,800)
Acquisition installment payable	2,307	2,154
Deferred income taxes	(5,032)	(1,128)
Changes in certain current assets and liabilities:
Accounts receivable - trade	(3,983)	(466)
Inventories	(16,938)	(5,050)
Prepaid expenses and other current assets	(506)	(637)
Accounts payable - trade	(209)	(567)
Accrued legal settlements	—	(6,342)
Accrued expenses and other liabilities	3,344	1,095
Other	536	(584)
Net cash used in operating activities	(21,766)	(13,063)

INVESTING ACTIVITIES
Acquisition of MD Ortho, net of cash acquired	(8,360)	—
Acquisition of Pega, net of cash acquired	(31,730)
Acquisition of Devise Ortho assets	—	(650)
Sale of short-term marketable securities	46,872	9,250
Purchases of licenses	—	(7,908)
Purchase of short-term marketable securities	(110,122)	—
Purchases of property and equipment	(10,031)	(8,103)
Net cash used in investing activities	(113,371)	(7,411)

FINANCING ACTIVITIES
Payments on debt with affiliate	(31,000)	—
Proceeds from issuance of debt with affiliate	31,000	—
Proceeds from issuance of common stock, net of issuance costs	139,282	—
Proceeds from exercise of stock options	63	137
Installment payment for ApiFix	(3,234)	—
Payments on mortgage notes	(137)	(131)
Net cash provided by financing activities	135,974	6

Effect of exchange rate changes on cash	619	(658)

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	1,456	(21,126)

Cash and restricted cash, beginning of period	$9,006	$30,132
Cash and restricted cash, end of period	$10,462	$9,006

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$700	$56
Transfer of instruments from property and equipment to inventory	$(234)	$453
Issuance of common shares to acquire MDO	$9,707	$—
Issuance of common shares for ApiFix acquisition installment	$10,410	$—
Issuance of common shares to purchase Devise Ortho assets	$—	$298

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Product sales by geographic location:	2022	2021	2022	2021
U.S.	$22,732	$19,851	$92,419	77,781
International	8,262	4,962	29,870	20,268
Total	$30,994	$24,813	$122,289	$98,049

	Three Months Ended December 31,		Twelve Months Ended December 31,
Product sales by category:	2022	2021	2022	2021
Trauma and deformity	$22,080	$16,527	85,055	65,829
Scoliosis	8,044	7,172	33,428	28,046
Sports medicine/other	870	1,114	3,806	4,174
Total	$30,994	$24,813	$122,289	$98,049

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET REVENUE TO NON-GAAP ORGANIC REVENUE
(Unaudited)
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Product sales by geographic location:	2022	2021	2022	2021
As reported:
U.S.	$22,732	$19,851	$92,419	77,781
International	8,262	4,962	29,870	20,268
Less impact from acquisitions:
U.S.	2,477	—	6,097	—
International	1,662	—	5,048	—
Organic revenue:
U.S.	20,255	19,851	86,322	77,781
International	6,600	4,962	24,822	20,268
Total organic revenue	$26,855	$24,813	$111,144	$98,049

	Three Months Ended December 31,		Twelve Months Ended December 31,
Product sales by category:	2022	2021	2022	2021
As reported:
Trauma and deformity	$22,080	$16,527	85,055	65,829
Scoliosis	8,044	7,172	33,428	28,046
Sports medicine/other	870	1,114	3,806	4,174
Less: impact from acquisitions
Trauma and deformity	4,139	—	11,145	—
Scoliosis	—	—	—	—
Sports medicine/other	—	—	—	—
Organic revenue:
Trauma and deformity	17,941	16,527	73,910	65,829
Scoliosis	8,044	7,172	33,428	28,046
Sports medicine/other	870	1,114	3,806	4,174
Total organic revenue	$26,855	$24,813	$111,144	$98,049

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$(7,849)	$72	$1,258	$(16,260)
Interest expense, net	(61)	396	2,424	2,247
Other income	129	(281)	1,796	(1,083)
Provision for income taxes (benefit)	(48)	(238)	(4,947)	(1,128)
Depreciation and amortization	3,843	2,810	13,422	10,680
Trademark impairment	—	—	3,609	—
Stock-based compensation	1,568	1,672	6,677	5,842
Fair value adjustment of contingent consideration	(480)	(5,510)	(25,930)	(1,800)
Acquisition related costs	—	—	818	—
Nonrecurring professional fees	—	—	—	658
Accrued legal settlements costs	—	—	—	150
Minimum purchase commitment cost	662	512	1,100	512
Adjusted EBITDA	$(2,236)	$(567)	$227	$(182)

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE TO NON-GAAP ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Earnings (loss) per share, diluted (GAAP)	$(0.35)	$—	$0.06	$(0.84)
Accretion of interest attributable to acquisition installment payable	0.02	0.03	0.11	0.11
Fair value adjustment of contingent consideration	(0.02)	(0.29)	(1.25)	(0.09)
Trademark impairment	—	—	0.17	—
Acquisition related costs	—	—	0.04	—
Nonrecurring professional fees	—	—	—	0.03
Accrued legal settlements costs	—	—	—	0.01
Minimum purchase commitment cost	0.03	—	0.05	0.03
Earnings (loss) per share, diluted (non-GAAP)	$(0.32)	$(0.26)	$(0.82)	$(0.75)